Exhibit (a)(1)(G)
To: RCN Employees
From: Jessica Kaman, VP & Treasurer, RCN Corporation
RE: RCN Corporation Stock Option Exchange Program
As you know, we currently are conducting the RCN Corporation (the “Company”) Stock Option Exchange Program. We are pleased to announce that in addition to making your elections and withdrawals via the Stock Option Exchange Program Website at www.rcnoptionexchange.com, you may also tender your options, or withdraw a previous tender, by means of U.S. mail (or other post), courier, hand delivery or facsimile. To obtain a paper election form that may be used to tender and withdraw your options, please contact stockoptionexchange@rcn.com or send a facsimile to (703) 434-8457. Please include your first and last name, telephone number, address and email address (if one is available). If you choose to use the paper election form, please deliver your completed election form to the Company by U.S. mail (or other post), courier, hand or facsimile as follows:
U.S. mail (or other post), Courier or Hand Delivery: RCN Corporation, 196 Van Buren Street, Herndon, Virginia 20170, Attention: Jessica Kaman
Facsimile: (703) 434-8457, Attention: Jessica Kaman
Delivery of a paper election form by any other means, including via inter-office mail or email, will not be accepted. The Company must receive your elections (whether electronically or in paper form) by 11:59 p.m., Eastern time, on August 12, 2009 (unless we extend the offer) (the “Expiration Date”). If the Company does not receive your election to tender Eligible Options by the Expiration Date, you will not be permitted to participate in the Exchange Program. If the Company does not receive your withdrawal election by the Expiration Date, any previous elections that you made will be considered valid tenders. It is your responsibility to confirm that we receive your election form (whether electronically or in paper form) prior to the Expiration Date. Accordingly, please allow for sufficient time to ensure that your election form is timely delivered to the Company or submitted at the Stock Option Exchange Program Website. In all cases, the last properly submitted election or withdrawal received by the Company prior to the Expiration Date, whether via the Stock Option Exchange Website or by paper election or withdrawal, will prevail. If you deliver your election form to the Company online at the Stock Option Exchange Program Website, you will receive confirmation of your election or withdrawal immediately following your submission. If you deliver a properly completed paper election or withdrawal form to the Company, you will receive written confirmation of your election promptly following the Company’s receipt of such form.
If we do not receive your election by the Expiration Date, then you will not be able to participate in the Exchange Program, and each stock option that you currently hold will remain outstanding in accordance with its original terms and conditions.
Questions regarding the Exchange Program or submitting elections and/or withdrawals should be submitted to stockoptionexchange@rcn.com.
This letter does not constitute the Offer to Exchange. You should be sure to read the Offer to Exchange and all documents referenced therein, which you can access at www.rcnoptionexchange.com, before making any decisions regarding participation in, or withdrawal from, the Exchange Program. All terms of the Offer to Exchange remain in full force and effect except that we are now providing you additional means by which to tender or withdraw your options.
Neither the Company nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your Eligible Options for New Options in the Exchange Program. Participation in the Exchange Program carries risks and there is no guarantee that you will not ultimately receive greater value from your existing options than from the New Options you will receive if you participate in the Exchange Program. As a result, you must make your own decision as to whether to participate in the Exchange Program. For questions regarding personal tax implications or other questions, you should talk to your own legal, financial and tax advisors.